EXHIBIT 1

COMMUNITY NATIONAL BANK

401(k) PROFIT SHARING PLAN

FINANCIAL REPORT

DECEMBER 31, 2000

CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	1

FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4 - 6

[LETTERHEAD OF MOSS ADAMS LLP]

INDEPENDENT AUDITOR’S REPORT

Plan Administrator

Community National Bank

401(k) Profit Sharing Plan

We have audited the accompanying statement of net assets available for benefits of Community National Bank 401(k) Profit Sharing Plan as of December 31, 2000. This financial statement is the responsibility of the Plan’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the net assets available for benefits of Community National Bank 401(k) Profit Sharing Plan as of December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

[GRAPHIC APPEARS HERE]

San Diego, California

September 27, 2002

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 2000 and 1999

	2000	UNAUDITED 1999
ASSETS
Investments
Deposits with Principal Life Insurance Company
Pooled separate accounts, at fair value	$1,420,666	$1,113,548
Guaranteed interest accounts, at fair value	200,707	102,248
Participant loans	41,369	26,476
Employer Security, Community Bancorp, Inc.	674,336	322,756

Net assets available for benefits	$2,337,078	$1,565,028

See Notes to Financial Statements.

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Years Ended December 31, 2000 and 1999

	UNAUDITED 2000	UNAUDITED 1999
ADDITIONS
Investment income	$388,801	$111,028
Contributions
Employer	131,951	106,525
Participants	348,147	304,340
Rollovers	3,239	—

Total additions	872,138	521,893

DEDUCTIONS
Benefits paid	95,736	125,890
Administrative expenses	4,352	940

Total deductions	100,088	126,830

Increase in Net Assets Available for Benefits	772,050	395,063
Net Assets Available for Benefits
Beginning of year	1,565,028	1,169,965

End of year	$2,337,078	$1,565,028

See Notes to Financial Statements.

COMMUNITY NATIONAL BANK 401(k) PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

The following description of the Community National Bank 401(k) Profit Sharing Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution savings plan under Section 401(k) of the Internal Revenue Code that covers all employees who are over 21 years of age and have six months of service with Community Bancorp, Inc. (Company). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and has received a favorable determination by the Internal Revenue Service.

Contributions

Employees—Employees can contribute a maximum of 20 percent of their salaries.

Employer—The Company matches 100 percent of employee contributions up to 3 percent of an employee’s salary.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of the Company’s contribution and investment earnings, and charged with an allocation of administrative expenses and investment losses. Allocations are based on participant account balances.

Vesting

Participants are immediately vested in their voluntary contributions and their employer’s matching contribution, plus the earnings thereon.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to amend or discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants are fully vested.

1.	DESCRIPTION OF THE PLAN (Continued)

Payment of Benefits

Upon retirement or termination of service, participants may elect to transfer the vested balance into another qualified plan, individual retirement account, or receive a lump-sum pay-out.

Participant Notes Receivable

Participants may borrow from their accounts a minimum of $500 up to a maximum of $50,000. The balance in the participant’s account secures the loans. The interest rate charged on the loans must be a reasonable rate of interest (rates range from 5.0 to 9.5 percent). Principal and interest is paid ratably over the term of the loan through payroll deductions. Loan terms range from one to five years.

Administrative Expenses

All administrative expenses are paid by the Plan.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared using the accrual method of accounting.

Valuation of Investments

The investments included in the financial statements at December 31, 2000 are reported at fair market value, as reported to the Plan by Principal Life Insurance Company.

Payment of Benefits

Benefits are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

3.	INVESTMENTS

Principal Life Insurance Company, Custodian of the Plan, holds the Plan’s investment assets and executes investment transactions. Financial information as of December 31, 2000, relating to investment assets as follows:

Deposits with Principal Life Insurance Company, at fair value
Pooled separate accounts
Large cap stock index *	$370,520
Small company blend *	197,720
Large company blend *	204,146
Bond and mortgage *	121,604
International stock *	194,143
Medium company blend *	111,603
Money market fund	40,453
Stock emphasis balance	82,891
Medium company value	47,064
Government security	25,337
Real estate account	10,997
Bond emphasis balance	14,188

$1,420,666

Guaranteed interest accounts *	$200,707

Participant loans	$41,369

Employer Security, Community Bancorp, Inc. *	$674,336

*	Represents five percent or more of net assets available for benefits

4.	INCOME TAXES

The Internal Revenue Service has ruled that the Plan qualifies under Section 401(k) of the Internal Revenue Code and is not subject to tax under present income tax laws. The Plan is similarly exempt from tax under state law.